Exhibit 10.2

STOCK PURCHASE AGREEMENT

By and Among

SYMMETRY MEDICAL INTERNATIONAL INC.

(Buyer)

and

CHRISTOPHER W. HUNTINGTON,

PHILLIP MILIDANTRI AND LEVI CITARELLA

(collectively, the Seller)

AUGUST 31, 2006

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of the 31st day of August, 2006, by and between SYMMETRY MEDICAL INTERNATIONAL INC., a duly organized Delaware corporation (“Buyer”), CHRISTOPHER W. HUNTINGTON (“Huntington”), PHILLIP MILIDANTRI (“Milidantri”), and LEVI CITARELLA (hereinafter Huntington, Milidantri and Citarella are referred to collectively as the “Seller”).

RECITALS

A.            The Seller owns all of the issued and outstanding shares (“Shares”) of EVEREST METAL INTERNATIONAL, LTD., an Ireland limited company with a principal place of business in Cork, Ireland (the “Company”).

B.            The Seller also owns all of the issued and outstanding shares of EVEREST METAL FINISHING, LLC, a New York limited liability company with a principal place of business in Airmont, New York (“Sister Company”).

C.            The Buyer desires to purchase from Seller all of the Shares of the Company as well as certain assets of the Sister Company, and the Seller desires to sell the Shares of the Company and the assets of the Sister Company to the Buyer on the terms and subject to the conditions set forth in this Agreement and in the Asset Purchase Agreement, dated the same date herewith (“Asset Purchase Agreement”).

D.            In conjunction with the execution of this Agreement and the Asset Purchase Agreement, the Buyer and Seller, along with the Sister Company and Symmetry Medical USA, Inc., will enter into a certain Indemnification Agreement and other certain Ancillary Agreements.

E.             Upon consummation of the purchase and sale of the Shares pursuant to this Agreement, and the purchase and sale of assets pursuant to the Asset Purchase Agreement, along with execution of all Ancillary Agreements, including the Indemnification Agreement, the Buyer will own the assets of the Sister Company along with all of the issued and outstanding Shares of the Company.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the Buyer and the Seller agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified:

“Accounts Receivable” means (a) any trade accounts receivable and other rights to payment from customers of the Company and (b) any other account or note receivable, together with, in each case, the full benefit of any security interest therein.  Accounts Receivable explicitly excludes trade account receivables of the following companies: Everest Industrial Equipment, Inc., Everest Metal, Inc., Sonicor, Inc., Stratus Technologies, Inc., Technical Metal Finishing Inc. and any other Affiliates of Company.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Ancillary Agreements” are all documents, instruments and agreements to be executed and delivered by the Buyer, Seller, Company and Sister Company pursuant to this Agreement and the Asset Purchase Agreement, including the Exhibits thereto.

“Applicable Laws” or “Law” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, Permits, requirements and injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets.  Applicable Laws also include any laws, regulations, ordinances, constitutions, regulations, statutes, treaties, rules, codes, license, certificates, franchises, Permits, or legal requirements governing the Company’s Ireland operations.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Body or pursuant to any Applicable Laws.

 “Books and Records” means books of account, general, financial, warranty and shipping records, invoices, supplier lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials and other documents, records and files, in each case related to the Business, including books and records relating to Company Intellectual Property and the employee and personnel records of the Employees.

“Business” means the ownership and/or operation of facilities which provide “quick turn” implant finishing; implant machining; robotic finishing and shot peening to serve the market of Cork, Ireland.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Applicable Laws to close.

“Cash” means all cash as shown on the Balance Sheet of the Company as either in-hand or accrued as of the Closing Date.

“Closing Working Capital” means Current Assets minus Current Liabilities.  Closing Working Capital explicitly excludes trade account receivables of the following companies: Everest Industrial Equipment, Inc., Everest Metal, Inc., Sonicor, Inc., Stratus Technologies, Inc., Technical Metal Finishing Inc. and any other Affiliates of Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Act” means the Competition Act 2002;

“Confidential Information” means any information or compilation of information not generally known to the public or the industry or which the Company has not disclosed to third parties without a written obligation of confidentiality, which is proprietary to the Company, relating to the Company’s procedures, techniques, methods, concepts, ideas, affairs, products, processes and services, including, but not limited to, information relating to marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, customers, plans, pricing, billing, needs of customers and products and services used by customers, all lists of customers and their addresses, prospects, sales calls, products, services, prices and the like as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, code books, manuals, trade secrets, knowledge, know-how, pricing strategies, operating costs, sales margins, methods of operations, invoices or statements and the like.  Confidential Information shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by a party to this Agreement, (ii) was available on a non-confidential basis prior to its disclosure, or (iii) is independently developed as evidenced by written records without making use of the Confidential Information.

“Connected Person” means a person connected with a director of any Group Company for the purposes of Section 26 of the Companies Act, 1990.

“Contaminant” means any material, substance, chemical, gas, solid, liquid, waste, effluent, polluting matter, noise or contaminant which is identified or defined in or regulated by or pursuant to any Environmental Law or which upon release into the Environment, presents a danger to the Environment or to the health or safety or welfare of any person.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

“Current Assets” means the sum of Accounts Receivable (net of allowances), prepaid expenses, and other current assets of Company (excluding any Cash or Tax refunds) as determined in accordance with Irish GAAP consistently applied.

“Current Liabilities” means the sum of accounts payable and accrued expenses of Company, excluding accrued interest defined as Debt and as determined in accordance with Irish GAAP consistently applied.

“Director Indemnified Party” or “Director Indemnified Parties” has the meaning set forth in Section 8.3(a) of this Agreement.

“Disclose” means to reveal, deliver, divulge, disclose, publish, copy, communicate, show or otherwise make known or available to any other Person, or in any way to copy, any of the Confidential Information of the Company.

 “Employee” means any officer, director, former director or officer, employee or former employee of the Company.

“Encumbrance” means and includes:

(i)            with respect to any personal property, any intangible property or any property other than real property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii)           with respect to any real property (including Leased Real Property), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including any Governmental Body), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

 “Equipment” means machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, molds, office equipment, computers, telephones and all other items of tangible personal property.

“Environment” means: (i) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, drains, servers, tanks, vessels and containers whether above or below ground level; and (ii) all or any of the following media namely the air (including without limitation the air within buildings and the air within other natural or non-made structures above or below ground), water and land and any living organisms or systems supported by those media.

“Environmental Laws” means all laws in so far as they relate to the control and prevention of pollution of land, water, air, habitats, ecological systems or living organisms due to the release, discharge, spillage, entry, deposit, emission or other escape of substances and the production, transportation, storage, treatment, recycling or disposal of waste, and for this purpose “laws” shall mean all national and local statutes and enactments and all legally binding instruments, rules, orders, regulations, ordinances, codes, directions and judicial decisions made thereunder and all European Community Directives, Regulations and all legally binding instruments, rules, orders, regulations, ordinances, codes, directions and judicial decisions made thereunder and included in the said laws are (for the avoidance of doubt, but without limitation) the Planning and Development Act 2000, the Local Government (Water Pollution) Acts 1977 to 1990, the Air Pollution Act 1987, The Fisheries Acts 2000, the Sea Pollution Act 1999 and the Environmental Protection Agency Act 1992.

“Examiner” means an Examiner appointed under Section 2 of the Companies (Amendment) Act, 1990.

“Governmental Body” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States or Ireland federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Applicable Laws.

 “Hazardous Materials” means any and all (i) dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances listed or identified in, or directly or indirectly regulated by, any Environmental Laws, and (ii) any of the following, whether or not included in the foregoing:  polychlorinated biphenyls, asbestos in any form or condition, urea-formaldehyde, petroleum (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel or mixtures thereof, nuclear fuels or materials, chemical wastes, man-made radioactive materials, explosives and known possible carcinogens.

“Indebtedness” or “Debt” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of the Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Indemnification Agreement” means the agreement to be entered between Symmetry Medical USA, Inc., Symmetry Medical International Inc., Everest Metal

Finishing, LLC, Everest Metal International, Ltd., Christopher W. Huntington, Phillip Milidantri, and Levi Citarella.

“Intellectual Property” means any and all: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) mask works and all applications, registrations and renewals in connection therewith; (v) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) computer software and all related and necessary licenses (including data and related software program documentation in computer-readable and hard-copy forms other than for so-called off-the-shelf product); (vii) other intellectual property and proprietary rights of any kind, nature or description, including web sites, web site domain names and other e-commerce assets and resources of any kind or nature; and (viii) copies of tangible embodiments thereof (in whatever form or medium).

“Inventory” means all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories, including all such items (a) located on the Real Property, (b) in transit from suppliers, (c) held for delivery by suppliers, or (d) held on consignment by third parties.

“Irish GAAP” means generally accepted accounting principles in Ireland.

“Knowledge” of Seller or any similar phrase means, with respect to any fact or matter, the actual knowledge of each Seller and the Company’s directors, executive officers, members and partners, together with such knowledge that such Sellers, directors, executive officers, members and partners could be expected to discover after reasonable investigation concerning the existence of the fact or matter in question.

 “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.

“Liability” or “Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

“Material Adverse Effect” or “Material Adverse Change” means, in connection with the Company, with due consideration to the size and complexity of the Business and transactions contemplated by this Agreement, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, Business, operations, results of operations of such Persons, taken as a whole; provided, however, that in no event shall any of the following constitute a Material Adverse Change, or be deemed to have a Material Adverse Effect, in the Business, operations, assets, results of operations or condition of the Company:  (i) any change or effect resulting from conditions affecting the industry in which the Company operates or from changes in general business or economic conditions, (ii) any change or effect resulting from the announcement or pendency of any of the transactions contemplated by this Agreement, (iii) any change or effect resulting from compliance by the Company or the Sister Company with the terms of, or the taking of any action contemplated or permitted by, this Agreement and any Ancillary Agreement, or (iv) any change or effect resulting from any change in Applicable Laws.  In furtherance of the foregoing, and notwithstanding anything to the contrary set forth in this Agreement, any Material Adverse Effect or any Material Adverse Change with respect to the Company and/or the Sister Company shall be evaluated on the basis of the Company and the Sister Company both individually and taken as a whole (in the aggregate).

 “Ordinary Course of Business” means an action taken by a Person only if:

(i)            such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons constituting a governing body of a Person exercising similar authority).

“Pension Schemes” means all existing pension schemes of or operated by or in relation to the Company, full particulars of which are set out in the Disclosure Schedules.

“Planning Acts” means the Planning and Development Act 2000 and the Building Control Act, 1990.

 “Permits” means all permits, licenses, consents, declarations, franchises, orders, certifications, registrations, certificates of authority, variances, approvals, local sitting approvals, qualifications and other authorizations obtained from, or filing with any Governmental Body or other Person, or other similar rights, including, without limitation, those listed on Schedule 4.21(b) of the Schedules.

“Permitted Liens” means (a) Liens for current real or personal property Taxes not yet due and payable and with respect to which Seller maintains adequate reserves, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of the Business with respect to which payment is not due and that do not impair the conduct of the Business or the present or proposed use of the affected property and (c) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Body or any other entity or body.

“Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation, order, or other action (whether civil, criminal, administrative or investigative) noticed, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Release” means any spill, discharge, leak, emission, escape, leaching, disposing, emptying, pouring, pumping, injection, dumping, or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is required.

“Rights” means any and all outstanding subscriptions, warrants, options, or other arrangements or commitments obligating or which may obligate (with or without notice or passage of time or both) the Company to issue or dispose of any of their respective (as opposed to third party) securities.

“Target Working Capital” means $253,577, which is the average monthly sum of Company’s Inventory and Accounts Receivable for the twelve (12) calendar months ending immediately preceding the month that includes the Closing Date, as reported by Company on its Financial Statements in accordance with the Accounting Principles.

“Tax”, “Taxes” or “Taxation” means all forms of taxation, duties, imposts, levies, withholding, rates and charges of whatsoever nature whether of Ireland or elsewhere in any part of the world, wherever or whenever created or imposed including, without prejudice to the generality of the foregoing, income tax, corporation tax, advance corporation tax, capital gains tax, capital acquisitions tax, inheritance tax, deposit interest retention tax, dividend withholding tax, valued added tax, sales tax, customs and other import and export duties, excise duties, stamp duty, capital duty, wealth tax, property tax, rates, pay related social insurance, health levies, youth employment levies or other similar contributions and generally all taxes, duties, imposts, withholdings, levies, rates and charges whatsoever on or in relation to income, profits, gains, sales, receipts, use or occupation and any taxes, duties, imposts, withholdings, levies, rates and charges supplementing or replacing any of the foregoing and any interest, charges, surcharges, fines, penalties, costs and expenses in connection with any of the foregoing;

 “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Body having jurisdiction with respect to any Tax.

“Threatened” means a claim, Proceeding, dispute, action, or other matter for which any demand or statement has been made, orally or in writing, or any oral or written notice has been given, that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter may be asserted, commenced, taken or otherwise pursued in the future.

“Use” means to appropriate any of the Confidential Information of the Company for the benefit of oneself or any other Person other than the Company.

“Vacation Accrual” means the total value for all Employees of their outstanding vacation hours valued by Employee at their current rate of pay.

“$” means United States dollars.

“€” means Euro, the currency for the time being of Ireland.

ARTICLE 2

PURCHASE OF SHARES; PURCHASE PRICE

2.1.          Purchase and Sale of Shares.

(a)          In reliance upon the representations, warranties and covenants contained in this Agreement as of the date hereof and on the Closing Date, the Buyer agrees to purchase the legal and beneficial ownership of the Shares from the Seller, and the Seller as beneficial owner agrees to sell, transfer, convey, assign and deliver the Shares to the Buyer on the terms and conditions set forth in this Agreement.  Such sale, transfer, conveyance, assignment and delivery of the Shares shall convey good and marketable title to the Shares, free and clear of any and all Rights and Encumbrances, and at such time the Shares will be fully paid and non-assessable.  At the Closing the Seller will deliver to the Buyer certificate(s) evidencing the Shares duly endorsed in blank or with stock powers duly executed by the Seller.

(b)         The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with the provisions of this Agreement.

(c)          The Seller waives all rights of pre-emption over any of the Shares conferred upon it in any way and shall procure that no later than Closing all rights of pre-emption and other similar or comparable rights over and in respect of the Shares conferred upon or held by any other person are waived so as to permit the sale and purchase of such Shares hereunder.

2.2.          Purchase Price.

(a)           The purchase price to be paid to the Seller by the Buyer for the Shares shall be Nine Hundred Eighty Three Thousand Six Hundred United States Dollars ($983,600.00) as may be adjusted at the Closing Date, and post-closing as provided by this Agreement.  The purchase price for the Shares shall be referred to as the “Interim Purchase Price”.  The Interim Purchase Price shall be adjusted to determine the Final Purchase Price, as provided in Section 2.3.

(b)           The Interim Purchase Price shall be paid on the Closing Date by wire transfer of immediately available funds to an account (or accounts) designated by the Seller prior to the Closing.

(c)           The Interim Purchase Price has been based on the assumption that the Company shall be Cash-Free and Debt-Free as of the Closing Date except for 100,000€ cash which shall remain with the Company.  To the extent that the Company has Cash on their books as of the Closing Date in excess of 100,000€, the Interim Purchase Price shall be increased on the Closing Date by an amount corresponding to the excess (the “Cash Adjustment”).  To the extent that the Company has Debt as of the Closing Date, the Interim Purchase Price shall be reduced on the Closing Date by a corresponding amount (the “Debt Adjustment”) and such Debt Adjustment shall be paid directly by the Buyer to such creditor or creditors, but may be paid from Closing proceeds.

(d)           The Interim Purchase Price shall be reduced by the total value of the Vacation Accrual as of the Closing Date (the “Vacation Accrual Adjustment”).

2.3.          Working Capital Adjustment.

(a)           The Interim Purchase Price shall also be adjusted after the Closing Date by an amount of dollars, positive or negative, as the case may be, equal to the difference between the Target Working Capital and the Closing Working Capital as shown on the audited Balance Sheet, which will be used to determine the Final Purchase Price.

(b)           If the Closing Working Capital on the audited Balance Sheet is:

(i)            less than the Target Working Capital, an amount equal to the deficit shall be payable from the Seller to the Buyer;

(ii)           greater than the amount shown on the Target Working Capital, an amount equal to the surplus shall be payable from the Buyer to the Seller;

(iii)          equal to the amount shown on the Target Working Capital, no amount shall be due to either party.

The adjustment provided for in this Section 2.3(b) shall be known as the “Working Capital Adjustment”.  The Interim Purchase Price, after application of the Working Capital Adjustment, the Vacation Accrual Adjustment and any Cash or Debt Adjustment shall constitute the “Final Purchase Price”.

(c)           Within seventy-five (75) calendar days following the Closing Date, the Seller and Buyer, as applicable, shall cause the Company and its auditor to prepare and deliver to the Buyer and Seller, in good faith, an audited final balance sheet and closing statement setting forth the Working Capital Adjustment in accordance with this Section 2.3 (the “Final Closing Statement”).  This audited final balance sheet and Final Closing Statement shall be prepared by the Buyer, the cost of which shall be a Company expense, not chargeable back to Seller.  Within thirty (30) calendar days following the Buyer’s and Seller’s receipt of the Final Closing Statement, the Buyer or Seller may object in good faith to the Working Capital Adjustment in writing.  In the event of any such objection, the Buyer and the Seller shall attempt to resolve their differences by negotiation.  If such parties are unable to do so within thirty (30) calendar days following receipt of the objecting party’s objection, the Seller and the Buyer shall appoint a regionally recognized accounting firm mutually acceptable to each of the Seller and the Buyer, which shall, at the Seller’s and the Buyer’s joint expense, review the Final Closing Statement and determine the Working Capital Adjustment, if any, within thirty (30) calendar days of such appointment.  The Seller and the Buyer agree to cooperate with such accounting firm and provide it with such information as it reasonably requests to enable it to make such determination.  The finding of such accounting firm shall be binding on the parties hereto.

(d)           Any amounts owed hereunder shall be paid to the party owed the same by the party owing the same by wire transfer of immediately available funds to an account designated by the party owed the same no later than five (5) business days following the determination by agreement of the Seller and the Buyer or by binding determination of said accounting firm of the Working Capital Adjustment, and such payment shall be accompanied by an additional payment of interest, calculated with a 4% annual interest rate from the Closing Date to the date of payment pursuant to this Section 2.3.

ARTICLE III

CLOSING

3.1.          Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held on August 31, 2006 at the offices of Barrett & McNagny LLP, 215 E. Berry Street, Fort Wayne, Indiana 46802.

3.2           Closing Deliveries by the Seller.  At the Closing, each Seller shall execute, where necessary or appropriate, and deliver to the Buyer each and all of the following:

(a)           duly executed share transfer forms in respect of the Shares in favor of the Buyer or such person as it may nominate, together with Share Certificates relative thereto or, in the case of share certificates found to be missing, an indemnity in a form satisfactory to the Buyer;

(b)           such waivers or consents as are required to enable the Buyer and/or its nominees to be registered as the holder of the Shares;

(c)           minutes of meetings of the Boards of Directors of the Company which reflect the following:-

(i)            the share transfers referred to at 3.2 (a) are approved (subject only to stamping);

(ii)           such persons as the Buyer may nominate are appointed as directors, secretary and auditors of the Company with immediate effect;

(iii)          all existing mandates for the operation of bank accounts of the Company are revoked and new mandates are issued giving authority to such person or persons as the Buyer may nominate.

(iv)          the resignations referred to at 3.2(e) are accepted;

(v)           the registered office of the Company is changed to such address as the Buyer may specify to the Seller in writing prior to Closing;

(d)           Reserved.

(e)           the written resignations under seal of each Director and officer of the Company in a form satisfactory to the Buyer confirming that such Director or officer has no actual or contingent claim against the Company in respect of breach of contract, compensation for loss of office or otherwise howsoever arising and releasing the Company from any such claim now or in the future;

(f)            CG50A Clearance Certificate under Section 980 of the Taxes Consolidation Act 1997;

(g)           a copy of the Memorandum and Articles of Association of the Company certified by the Secretary of the Company as a true, complete and accurate copy as at Closing;

(h)           the statutory books, records and registers (complete and duly written up to date), common seal, certificate of incorporation, certificates of incorporation on change of name, if any, and all documents, contracts, licenses, agreements, insurance policies, records, papers, correspondence files and books of trading and accounts of the Company;

(i)            all credit cards, cheque-books, lodgement books and unused cheques of the Company;

(j)            copies of all current bank mandates of the Company, together with the bank statements of the Company as at the close of business on the last Business Day prior to Closing and a reconciliation statement prepared by the Seller to show the position on Closing, taking into account cheques unpresented and standing orders payable since the date of such bank statements;

(k)           A duly executed written opinion letter by counsel for the Seller, dated as of the Closing Date, addressed to the Buyer;

(l)            Non-Disclosure and Non-Competition Agreements for Christopher W. Huntington, Phillip Milidantri, and Levi Citarella;

(m)          Employment Agreement for Ed Kilgallen;

(n)           Escrow Agreement in the form of Exhibit A, duly executed by each Seller;

(o)           Indemnification Agreement in the form of Exhibit B, executed by each Seller;

(p)           all necessary third-party consents necessary to operate the Business;

(q)           Asset Purchase Agreement executed by Sister Company;

(r)            Waiver and Release in the form of Exhibit D, executed by each Seller and each director of Company; and

(s)           Title for automobile currently driven by Ed Kilgallen; and

(t)            Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby.

3.3           Closing Deliveries by the Buyer.  At the Closing, the Buyer shall execute, where necessary or appropriate, and deliver to the Seller each and all of the following:

(a)           Payment of the Purchase Price in the manner set forth in Section 2.2 of this Agreement;

(b)           Payment to the Seller for any tax-related adjustments payable to Seller;

(c)           A copy certified by the Secretary of the Buyer of the duly adopted resolutions of the Board of Directors of the Buyer approving this Agreement, including the Ancillary Agreements, and authorizing the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby.

(d)           Escrow Agreement in the form of Exhibit A;

(e)           Indemnification Agreement in the form of Exhibit B ;

(f)                                    Asset Purchase Agreement executed by Sister Company;

(g)           Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

3.4                                 Post Closing.

(a)           The Buyer shall, as soon as practicable following Closing, deliver to the Revenue Commissioners the share transfer forms referred to in clause 3.2(a) above for assessment of stamp duty and shall pay the duty thus assessed.   Prior to registration of such duly stamped share transfer forms in the register of members of the Company, the Seller shall co-operate in any manner required by the Buyer for the convening, holding at short notice and conduct of general meetings of the Company, shall execute promptly on request all proxy forms, appointments of a representative, documents of consent to short notice and such like that the Buyer may require and generally shall act in all respects as the nominee and at the direction of the Buyer in relation to the Shares and all rights and interests attaching thereto.

(b)           The Seller and the Buyer shall, within five days of Closing, give to the Company such notice as is required by Section 53 of the Companies Act 1990.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement for the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller jointly and severally represents and warrants to the Buyer as of the date hereof and as of the Closing Date that each and all of the following representations and warranties are true and correct, except as fully and fairly set forth in the disclosure schedule dated and delivered as of the date hereof by Seller to Buyer (the “Seller Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Seller Disclosure Schedule. The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV. Each exception to a representation and warranty set forth in the Seller Disclosure Schedule shall qualify the specific representation and warranty which is referenced in the applicable paragraph of the Seller Disclosure Schedule, and no other representation or warranty.

4.1           Organization and Good Standing.

(a)           The Company is an Ireland limited company duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.   The Company is licensed or qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which, because of its business conducted there or the nature of its assets or properties there, it could be required to be so licensed or qualified, unless the lack of registration does not have a Material Adverse Effect on the Business.

(b)           Seller has delivered to Buyer copies of the organizational documents of the Company, as currently in effect.  All documents and resolutions relating to the Company required to be filed by any applicable legislation or regulation with the Registrar of Companies have been duly filed, all statutory records required to be kept by the Company have been properly kept and will be so kept until Closing and the Company has complied with all provisions of the Companies Acts 1963-2001.

 (c)          Schedule 4.1(c) contains a complete and accurate list for the Company of its jurisdiction of incorporation (or other formation) and each foreign jurisdiction in which it is licensed or qualified to transact business.

(d)           Schedule 4.1(d) contains a list of the directors and officers of the Company.

(e)           The Company does not own, directly or indirectly, any economic, voting or other ownership interest in any Person.

(f)            The ledger of the Company accurately and sufficiently records the Members from time to time of the Company and the Company has received no notice of any intended application or proceedings to rectify the said Register.

(g)           The minute books and registers of the Company are accurate and up to date, with all necessary signatures, and set forth all meetings and actions taken by the shareholders, directors and any committees thereof, and properly record all corporate action required by Applicable Laws to be reflected therein and no notice or allegation that anything contained in the said minute books and registers is incorrect or should be rectified has been received.

(h)           No order has been made or petition presented or resolution passed for the winding-up of the Company, or to have an Examiner appointed thereto, no distress, execution, sequestration, attachment or other process has been levied on any of its assets, it has not stopped payment and is not insolvent, or unable to pay its debts for the purposes of Section 214 of the Companies Act, 1963 or Section 2 of the Companies (Amendment) Act 1990, no encumbrancer has taken possession or attempted to take possession or exercised or attempted to exercise any power of sale in respect of the whole or any part of the undertaking, property, assets or revenue of the Company, no receiver has been appointed or could be appointed by any person over its business or assets or any part thereof, there is no unfulfilled or unsatisfied judgment or court order outstanding against it and there has been no delay by it in the payment of any obligation due for payment.

(i)            There are no permanent or governing directors of the Company and the Company is not under any liability to pay any sum whatsoever to any former director or governing director.

(j)           With regard to the Companies Act 1990, the Company has not: (i) entered into any arrangement in breach of Section 28 or Section 29 of the Act; (ii) made any loans or quasi loans (within the meaning of Section 25 of the Act), entered into any credit transaction as creditor or entered into any guarantee or indemnity or provided any security in connection with a loan, quasi loan or credit transaction in breach of Section 31 of the Act; (iii)     been and is not related to any other company for the purpose of Section 140 of the Act and is not and will not at any time be liable to be subject to an order made under that section by virtue of any Act (whether of commission or of omission) that occurred prior to Closing; (iv) had a notice served on it by its auditors pursuant to Section 185 or 194 of the Act; (v) been struck off and subsequently restored to the Register pursuant to the provisions of Section 311(A) of the 1963 Act or otherwise pursuant to Companies Act, 1963-2001; (vi) entered into any transaction or arrangement particulars whereof would, pursuant to Section 41 of the 1990 Act, require to be contained in the accounts prepared by such company; or (vii) purchased or redeemed its own Shares or those of its holding company or created treasury shares pursuant to the provisions of Part XI of the Act.

4.2           Authority and Enforceability.

(a)           Each Seller has the right, requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Seller has duly executed and delivered this Agreement.  This Agreement constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)           Each Seller has the right, requisite power, capacity and authority to enter into each Ancillary Agreement to which he is, or specified to be, a party and to consummate the transactions contemplated thereby.  Prior to the Closing each Seller will have duly executed and delivered each Ancillary Agreement to which he is, or specified to be, a party.  The Ancillary Agreements will constitute the valid and binding obligation of each Seller thereto, enforceable against him in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.3           No Conflicts; Consents.

(a)           Except as set forth on Schedule 4.3(a), the execution and delivery of this Agreement by Seller does not, and the execution and delivery of each Ancillary Agreement to which the Seller is, or specified to be, a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly,

(i)            contravene, conflict with, or result in a violation of (A) any provision of the organizational documents of the Company or (B) any resolution adopted by the board of directors, the shareholders, or members of the Company, as the case may be;

(ii)           contravene, conflict with, or result in a breach or violation of, or constitute a default under (or an event which, with or without notice, lapse of time or both, could constitute a default) or result in the invalidity of, or accelerate the performance required by or cause or give rise to any right of acceleration or termination of any right or obligation pursuant to any agreement or commitment to which any Seller or the Company is a party or is a beneficiary, or by which any Seller or the Company (or any of their respective assets or properties) is subject or bound;

(iii)          result in the creation of, or give any third party the right to create, any Encumbrance upon the Shares or any assets or properties of the Company;

(iv)          conflict with any Applicable Laws to which any Seller, the Company or any assets or properties of any of the foregoing are subject or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Applicable Laws;

(v)           result in the creation of any Liens upon any of the assets owned or used by the Company, except for any such violations, defaults and events referred to in Section 4.3(a)(ii) herein.

(vi)          terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract or agreement to which any Seller or the Company is a party, or by which any Seller or the Company (or any of their respective assets or properties) is subject or bound;

(vii)         result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any contract or agreement to which any Seller or the Company is a party or by which any of their respective assets or Properties is subject or bound.

(b)           Schedule 4.3(b) sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement.  Except as set forth on Schedule 4.3(b) no authorization or order of, registration, declaration or filing with, or notice to, any Governmental Body or other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

4.4           Financial Statements.

(a)           Schedule 4.4(a) contains true and complete copies of the following financial statements of the Company:

(i)       Audited Financial Statement for year ended February 28, 2005 (the “Audited Financial Statements”); and

(ii)       Income Statement and Balance Sheet dated July 31, 2006 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b)           The Financial Statements are true, complete and correct and have been prepared in accordance with Companies Acts, 1963-2005 and other applicable statutes and regulations and in accordance with Irish GAAP including (without limitation) the statements of standard accounting practice of the Institute of Chartered Accountants in Ireland.  The Financial Statements have been applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.  The balance sheet of the Company as of February 28, 2005 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of July 31, 2006 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”  Seller maintains with respect to the Company a standard system of accounting established and administered in accordance with Irish GAAP.

(c)           True copies of the Financial Statements and of the audited accounts for each financial year of the Company preceding that which ended on the last accounts date have been laid before the Company in general meeting and delivered to the Registrar of Companies in compliance with the Companies Acts 1963-2001.

4.5           No Undisclosed Liabilities.  Except as set forth in Schedule 4.5, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.  The prepaid expenses on the Balance Sheet have been incurred solely for the benefit of the Company and the Company will retain the benefits of such prepaid expenses after the Closing Date.

4.6           Inventory.  Each item of Inventory (including, without limitation, raw materials, supplies, work in process and finished goods) is (a) free of any material defect or other deficiency, (b) of a quality, quantity and condition useable and, as to finished goods, saleable in the ordinary course of the Business and (c) properly stated on the Interim Balance Sheet (to the extent existing on the date thereof) and on the books and records of the Company at, the lesser of cost or fair market value.  None of such Inventory is obsolete and no write-down of such Inventory has been made or should have been made in the period since July 31, 2006.  The quantities of each item of Inventory are not excessive and are reasonable in the present circumstances of the Company.  All of such Inventory is located at the facility of the Company and no Inventory is held on a consignment basis.

4.7           Accounts Receivable.  The Accounts Receivable of the Business as set forth on the Interim Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Business consistent with past practice, (b) not subject to valid defenses, set-offs or counterclaims, and (c) collectible within 90 days after billing at the full recorded amount thereof less the recorded allowance for collection losses on the Interim Balance Sheet or, in the case of Accounts

Receivable arising since the Interim Balance Sheet Date, the recorded allowance for collection losses shown on the accounting records of the Business. The allowance for collection losses on the Interim Balance Sheet and, with respect to Accounts Receivable arising since the Interim Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Business, have been determined in accordance with Irish GAAP and consistent with past practice. The Accounts Receivable existing as of the Closing Date will be collectible within 90 days after billing at the full recorded amount thereof net of the reserves shown on the accounting records of the Business as of the Closing Date (which reserve shall be adequate and shall not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein).

4.8           Taxes.

(a)           All Tax Returns required to have been filed by or with respect to the Company have been duly and timely filed and each such Tax Return correctly and completely reflects the Company’s Liability for Taxes and all other information required to be reported thereon.  All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid.

(b)           There is no action or audit now proposed, threatened or pending against, or with respect to, the Company in respect of any Tax.  No Seller or director or officer (or employee responsible for Tax matters) of the Company expects any Governmental Body to assess any additional Taxes.  The Company is not the beneficiary of any extension of time within which to file any Tax Return, nor has the Company made (or had made on its behalf) any requests for such extensions.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or that the Company must file Tax Returns in any such jurisdiction.  There are no Liens on any of the Shares or assets of the Company with respect to Taxes.

(c)           The Company has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements incidental thereto.

(d)           Schedule 4.8(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to each the Company for taxable periods ended on or after December 31, 2003 (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit.   The Company has delivered to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2003.

(e)           The Company has not waived (or is not subject to a waiver of) any statute of limitations in respect of Taxes nor has it agreed to (nor is subject to) any extension of time with respect to a Tax assessment or deficiency.

(f)            The Company’s unpaid Taxes (i) did not, as of their Interim Balance Sheet Date, exceed their respective Liability reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of their respective Interim Balance Sheet (rather than in any notes thereto) and (ii) do not exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers in filing their Tax Returns.

(g)           Reserved.

(h)           The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated income Tax Return nor (ii) has no Liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.  The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership or similar entity for purposes of the applicable income Tax Law.

(i)            The Company does not hold, and has not at any time held, an investment in “United States Property” within the meaning of Section 956(c) of the Code.  The Company has not, nor at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and the Company is not a shareholder, directly or indirectly, in a passive foreign investment company.  The Company is not, and has not at any time been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

(j)            The Company is not or at any time has not been subject to (i) the overall foreign loss provisions of Section 904(f) of the Code or (ii) the recharacterization provisions of Section 952(c)(2) of the Code.

(k)           Each and all of the Irish tax representations and warranties attached hereto as Annex “A,” incorporated herein by reference, are true and correct, except as otherwise set forth in Schedule 4.8(k).

4.9           Compliance with Law.

(a)           The Company has conducted, and is conducting, the Business in compliance with all Applicable Laws.

(b)           No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company to conduct the Business in compliance with, any Applicable Law, except for any such violations, conflicts or failures to comply that would not in the aggregate be material to the Business taken as a whole.  The Company has not received notice regarding any violation of, conflict with, or failure to conduct the Business in material compliance with, any Applicable Law.

(c)           The Company has obtained and complied, in all material respects, with all approvals necessary to conduct the Business and be in compliance with Applicable Laws, including, but not limited to, all permits and other approvals required to treat, transport, store, dispose of and otherwise handle Hazardous Materials.

4.10         Business Authorizations.

(a)           The Company owns, holds or lawfully uses in the operation of the Business all authorizations which are necessary for it to conduct the Business as currently conducted or as proposed to be conducted (the “Business Authorizations”) free and clear of all Liens, except where the failure to own, hold or lawfully use any such Business Authorizations would not in the aggregate be material to the Business taken as a whole.  Such Business Authorizations are valid and in full force and effect.  All material Business Authorizations, other than those listed in Schedule 4.21(b), are listed in Schedule 4.10(a).

(b)           No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Company to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Business Authorization. The Company has not received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Business Authorization.  The Company is not in default, nor has the Company received notice of any claim of default, with respect to any Business Authorization.

4.11         Title to Personal Properties.

(a)           Except as otherwise set forth in Schedule 4.11(a), the Company has good and transferable title to all Personal Property reflected as owned on the Interim Balance Sheet (other than inventory sold in the ordinary course of the Business since the date thereof), free and clear of all Liens.

(b)           Schedule 4.11(b) sets forth all leases under which Personal Property is leased.  All such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto, and to Seller’s Knowledge, none of the parties thereto, are in breach of any of the terms of any such lease.

4.12         Condition of Tangible Assets.  All tangible property is structurally sound, in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of the Business and conform to all Applicable Laws and Authorizations relating to their construction, use and operation.  There are no facts or conditions affecting such property that could interfere in any material respect with the use or operation thereof as used or operated for the 12 months preceding the date of this Agreement.

4.13         Real Property.

(a)           Schedule 4.13 contains (i) a list of all real property and interests in real property leased by the Company (hereinafter referred to as the “Leased Real Property” or “Real Property”), including a description of the lease terms (parties, term, expiration date(s) and address).  There are no interests in real property owned in fee by the Company.  The Real Property is in good and substantial repair and condition and fit for the purposes for which it is presently used.

(b)           With respect to Leased Real Property, Seller has delivered to Buyer a true and complete copy of every lease and sublease pursuant to which the Company is a party or by which it is bound (each, a “Lease”).  All statutory requirements as to registration and stamp tax have been complied with.  The Company has peaceful, undisturbed and exclusive possession of the Leased Real Property.  The Company is not in default in the performance of any material obligation under the Leases, nor has an event occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any such Lease.  Furthermore, to the Seller’s Knowledge, none of the other parties to the Leases are in default in performance of its material obligations thereunder.

(c)           The uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not restrict, or impair, the use of the Real Property for purposes of the Company or its Business.  There are not in force or required to be in force any licenses required under any law which apply to the Real Property or relate to or regulate any activities carried on therein which may adversely affect the Buyer’s right to occupy and use the Real Property.

(d)           No Governmental Body having the power of eminent domain over the Real Property has commenced or, to Seller’s Knowledge, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. There are no pending or, to Seller’s Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real

Property or any other matters which do or may adversely effect the current use, occupancy or value thereof.  Neither the Seller nor the Company has received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

(e)           The Real Property and all present uses and operations of the Real Property comply in all material respects with all Applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property and no such use or operation is subject to planning conditions of an onerous or unusual nature (including any of a personal or temporary nature).  The Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Company do not constitute a nonconforming use and is not the subject of a special use permit under any Applicable Law.

(f)            The Real Property is in suitable condition for the conduct of the Business as currently conducted and as proposed to be conducted.  The Company has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

(g)           No Person other than the Company is in possession of any of the Real Property or any portion thereof, and there are no subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Company the right of use or occupancy of the Real Property or any portion thereof.  No easement, utility transmission line or water main located on the Real Property adversely affects the use of the Real Property or any improvement on the Real Property.

(h)           All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Applicable Law or by the use and operation of the Real Property in the conduct of the Business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Business and to permit compliance with the requirements of all Applicable Laws in the operation thereof.  No fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

(i)            No planning contravention notices, breach of condition notices, enforcement notices or stop notices have been issued by any local planning authority in respect of the Real Property nor has any other enforcement action (including the exercise of any right of entry) been taken by any such authority and the Seller is not aware of any circumstances which may lead to the same.

(j)            Compliance is being made and has at all times been made with all applicable statutory and by-law requirements with respect to the Real Property and in particular (but without limitation) with requirements as to fire precautions and means of escape in case of fire and with requirements under legislation or common law, and to Seller’s Knowledge, the Company will not be obliged to incur the expenditure of any substantial sum of money within the next four years in connection with such compliance.

(k)           There are no compulsory purchase notices, orders or resolutions affecting the Real Property and to the Seller’s Knowledge, there are no circumstances likely to lead to any being made.

(l)            There are no closing demolition or clearance orders affecting the Real Property and to the Seller’s Knowledge, there are no circumstances likely to lead to any being made.

(m)          All premiums payable in respect of insurance policies payable by the Company under any lease or other right to occupy relating to the Real Property which have become due have been duly paid and no circumstances have arisen which would vitiate or permit the insurers to avoid such policies.

(n)           The Company does not have any continuing liability in respect of any other property formerly owned or occupied by the Company either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to the Company or as a guarantor of the obligations of any other person in relation to such property.

(o)           The Company has duly discharged its duties and performed its obligations under and in compliance with relevant safety legislation including but not limited to the Safety Health and Welfare at Work Act 1989 (the “SHW Act”) and all regulations, directions, notices and orders made or served thereunder and has complied with any relevant code of practice issued by the National Authority for Occupational Safety and Health established pursuant to the SHW Act.

(p)           Neither the Company nor any of its Real Properties are subject to any investigation or enquiry pursuant to the SHW Act and no direction, notice or order has been served on the Company or any of the Real Properties pursuant to the SHW Act and no application has been made to court under the SHW Act for an order restricting or prohibiting the use of any of the Real Properties or any part thereof, nor is any prosecution threatened or pending in respect of any possible breach of the SHW Act or related regulations.

4.14         Intellectual Property.

(a)           As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)           Schedule 4.14(b) lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by the Company (whether exclusively, jointly with another Person or otherwise) (“Owned Intellectual Property”).  Except as otherwise described in Schedule 4.14(b), the Company owns the entire right, title and interest to all Owned Intellectual Property free and clear of all Liens.

(c)           Schedule 4.14(c) lists all licenses, sublicenses and other agreements (“In-Bound Licenses”) pursuant to which a third party authorizes the Company to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by a third party, including the incorporation of any such Intellectual Property into products of the Company and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(d)           Schedule 4.14(d) lists all licenses, sublicenses and other agreements (“Out-Bound Licenses”) pursuant to which the Company authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Owned Intellectual Property or pursuant to which the Company grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e)           The Company (i) exclusively owns the entire right, interest and title to each item of Intellectual Property as it is currently conducted or as proposed to be conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully uses or otherwise enjoys such Intellectual

Property pursuant to the terms of a valid and enforceable In-Bound License that is listed in the Seller Disclosure Schedule.  The Owned Intellectual Property, together with the Company’s rights under the In-Bound Licenses listed in the Disclosure Schedule (collectively, the “Company Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the Business as it is currently conducted and as proposed to be conducted.

(f)            All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by the Company (“Registered Items”) that are currently due have been paid and all documents and certificates related to such Registered Items have been filed with the relevant Governmental Body or other authorities in the United States, Ireland or other foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Items. There are no actions that must be taken by Buyer within 120 days after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Items.  All Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by the Company. All Patents that have been issued to the Company are valid.

(g)           To Seller’s Knowledge there are no challenges (or any basis therefore) with respect to the validity or enforceability of any Owned Intellectual Property.  Schedule 4.14(g) lists the status of any proceedings or actions before the United States Patent and Trademark Office or any other Governmental Body anywhere in the world related to any of the Owned Intellectual Property, including the due date for any outstanding response by the Company in such proceedings.  The Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Owned Intellectual Property.  Schedule 4.14(g) lists all previously held Registered Items that the Company has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.

(h)           None of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed by the Company, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party.  The Company, by conducting the Business as currently conducted or as proposed to be conducted, has not infringed or is not currently infringing upon, or otherwise has not unlawfully used or is not unlawfully using, any Intellectual Property Rights of a third party.  The Company has not received any communication alleging that the Company has violated or, by conducting the Business as currently conducted or as proposed to be conducted, would violate, any Intellectual Property Rights of a third party nor, to Seller’s Knowledge, is there any basis therefore.  No Action has been instituted, or, to Seller’s

Knowledge, threatened, relating to any Intellectual Property formerly or currently used by the Company and none of the Intellectual Property is subject to any outstanding Order. To Seller’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of the Company or has otherwise misappropriated or is otherwise misappropriating any Intellectual Property.

(i)            With respect to the Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others.  The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Company that is not covered by an issued Patent.  Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by the Company has been pursuant to the terms of binding written confidentiality and non-use agreement between the Company and such third party (“Nondisclosure Agreements”). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, have been provided to Buyer. The Company is, and to Seller’s Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements.  The Company is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Company to use, Proprietary Information owned by such third party.

(j)            All current and former employees, consultants and contractors of the Company have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Company (“Work Product Agreements”). True and complete copies of the Work Product Agreements have been provided to Buyer. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Owned Intellectual Property.

(k)           No employee, consultant or contractor of the Company has been, is or will be, by performing services for the Company, in violation of any term of any employment, invention disclosure or assignment, confidentiality or noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s or contractor’s employment with the Company or any services rendered by such employee or contractor.

(1)           All Intellectual Property that has been distributed, sold or licensed to a third party by the Company that is covered by warranty conformed and conforms to, and performed and performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Company for the time period during which such representations and warranties apply.

(m)          Except as set forth in Schedule 4.14(m), the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate the Company’s rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Body or other third party in respect of any such Intellectual Property.

4.15         Absence of Certain Changes or Events.  Since the Balance Sheet Date:

(a)           there has not been any Material Adverse Change in the condition (financial or otherwise), operations, prospects or results of operations of the Company;

(b)           the Company has not amended or changed, or proposed to amend or change, its organizational documents in a manner that could be expected to delay the consummation of the transactions contemplated by this Agreement;

(c)           the Company has not declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any equity security or debt security;

(d)           the Company has not (i) increased or modified the compensation or benefits payable or to become payable by the Company to any current or former directors, employees, consultants or contractors of the Company, (ii) increased or modified any Pension Scheme made to, for or with any current or former directors, employees or contractors of the Company, or (iii) entered into any employment, severance or termination agreement;

(e)           the Company has not sold, leased, transferred or assigned any property or assets, except for (i) the sale of Inventory, (ii) the grant of non-exclusive Out-Bound Licenses, and (iii) the sale of obsolete Equipment, in each case in the ordinary course of the Business consistent with past practice;

(f)            the Company has not incurred, assumed or guaranteed any Indebtedness;

(g)           the Company has not mortgaged, pledged or subjected to Liens any assets, properties or rights, except for Liens arising under lease financing arrangements existing as of the Balance Sheet Date;

(h)           the Company has not entered into, amended, modified, canceled or waived any rights under, any Material Contract and no Material Contract has been terminated or cancelled;

(i)            the Company has not taken any action outside the ordinary course of the Business;

(j)            there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company;

(k)           there has not been any violation of, or conflict with, any Applicable Law or any Business Authorization;

(l)            the Company has not agreed, or entered into any arrangement, to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article IV untrue or incorrect as of the date when made;

(m)          there has not been any material damage, destruction or loss with respect to the assets, properties and rights of the Company, whether or not covered by insurance;

(n)           the Company has not made any change in the accounting practices;

(o)           the Company has not made any Tax election, changed its method of Tax accounting or settled any claim for Taxes;

(p)           no loan or advance or payment has been made or consideration given or transaction effected falling within Sections 438 or 439 of the Taxes Consolidation Act 1997;

(q)           the Company has not disposed of or acquired any asset in circumstances falling within Sections 547 or 550 of the Taxes Consolidation Act, 1997, and is not entitled to any capital loss to which Section 549 of the Taxes Consolidation Act 1997, will apply; and

(r)            the Company has not agreed, whether in writing or otherwise, to do any of the foregoing.

4.16         Contracts.

(a)           Except as set forth in Schedule 4.16(a), the Company is not party to, or bound by:

(i)            any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that involves annual payments by the Company of $50,000 or more;

(ii)           any Contract or series of related Contracts for the sale by the Company of (A) materials, supplies, goods, services, equipment or other assets, that involves a specified annual minimum dollar sales amount of $50,000 or more, or (B) pursuant to which the Company received payments of more than $50,000.

(iii)          any Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)          any Contract or series of related Contracts that (A) continues n over a period of more than six months from the date hereof or a (B) involves payments to or by the Company exceeding $50,000, other than arrangements disclosed pursuant to the preceding paragraphs (i) and (ii);

(v)           any partnership, joint venture or similar Contract;

(vi)          any distribution, dealer, representative or sales agency Contract;

(vii)         any Lease;

(viii)        any Contract for the lease of personal property which provides for payments to or by the Company;

(ix)           any Contract which provides for the indemnification by the Company of any Person, the undertaking by the Company to be responsible for consequential damages, or the assumption by the Company of any Tax, environmental or other Liability;

(x)            any Contract with any Governmental Body, including, but not limited to, state grants;

(xi)           any note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of the Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xii)          any Contract for any capital expenditure or leasehold improvement in excess of $50,000;

(xiii)         any Contract which restrains the ability of the Company to engage or compete in any manner or in any business;

(xiv)        any Out-Bound License or In-Bound License;

(xv)         any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of Shares, sale of assets or otherwise);

(xvi)        any collective bargaining Contract or other Contract with any labor organization, union or association;

(xvii)       that is an employment, consulting, termination, service or severance Contract other than those that are terminable at-will by the Company on less than 30 days’ notice; and

(xviii)      any Contract that is otherwise material to the Company and not previously disclosed pursuant to this Section 4.16.

(b)           Each Contract required to be listed in Schedule 4.16(a) (collectively, the “Material Contract(s)”) is valid and enforceable in accordance with its terms.  The Company has complied with and is in compliance in all material respects with, and to Seller’s Knowledge, all other parties thereto have complied with and are in compliance with, the provisions of each Material Contract.

(c)           The Company is not, and to Seller’s Knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and the Company has not given nor received notice to or from any Person relating to any such alleged or potential default that has not been cured.  No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d)           The Company has delivered accurate and complete copies of each Material Contract to Buyer.

(e)           All Contracts other than Material Contracts (collectively, the “Minor Contracts”) are in all material respects valid and enforceable in accordance with their terms.  The Company is not and, to Seller’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and the Company has not given nor received notice to or from any Person relating to any such alleged or potential default that has not been cured, except in either case where such default would not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on operations, prospects or results of operations of the Business or the Company.  No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Minor Contract, except where such violation, breach, remedy, acceleration, cancellation, termination or modification could not and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business or the Company.

4.17         Capitalization.

The capitalization and identity of each shareholder of the Company, is as follows:

(a)           The authorized Shares of the Company consists solely of One Hundred Thousand (100,000) shares of common voting stock, €1 par value, of which One Hundred (100) shares are issued and outstanding on the date hereof, and are owned beneficially and of record by the Seller, free and clear of all Rights and Encumbrances.  Said Shares are divided as follows:  Fifteen (15) are owned by Christopher W. Huntington, Fifteen (15) are owned by Phillip Milidantri and Seventy (70) are owned by Levi Citarella.  The Shares are validly issued and issued in compliance with Applicable Laws.  None of the Shares have been issued in violation of the rights of any Person.  Except as set forth on Schedule 4.17, (i) no preferred stock, bonds, debentures, notes, debt instruments, evidences of Indebtedness or other securities of any kind, of the Company is authorized, issued or outstanding, and (ii) there are no outstanding or authorized options, warrants, rights, contracts, calls, preemptive rights, other rights of any kind (absolute, contingent or otherwise), puts, rights to subscribe, conversion rights or other agreements or commitments to which any Seller is a party or which are binding upon any Seller providing for the issuance, disposition or acquisition of any capital stock or securities of the Company.  Except as set forth on Schedule 4.17, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  Except as set forth on Schedule 4.17, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Shares or ownership interests, as the case may be, of the Company.  Except as set forth on Schedule 4.17, the Company is not subject to any obligation to repurchase or otherwise acquire or retire any Shares or ownership interests, as the case may be.  There are no securities of the Company reserved for issuance for any purpose.

(b)         A copy of the memorandum and articles of association of the Company has been furnished to the Buyer by or on behalf of the Seller and each said copy which has been certified as a true copy is true and complete as of the date of this Agreement and has embodied therein or annexed thereto a copy of every resolution or agreement amending or modifying the same and fully sets out all rights to each class of the share capital of the Company.

4.18         Litigation.

(a)           Except as set forth in Schedule 4.18, there is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”), (i) pending or, to Seller’s Knowledge, threatened against or affecting the Company, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.  There is no Action against any current or, to Seller’s Knowledge, former director or employee of the Company with respect to which the Company has or is reasonably likely to have an indemnification obligation.

(b)           There is no unsatisfied judgment, penalty or award against or affecting the Company or any assets, properties or rights.

4.19         Employee Benefits.

(a)           Except as set forth in Schedule 4.19(a),  the Company is not a party to, and does not operate, any bonus, pension, profit sharing, share option, deferred compensation, retirement, hospitalization insurance, medical insurance or similar plan or practice, formal or informal, with respect to any directors, officers, or employees or others and, is not bound by any agreement whether written or oral with any director, officer or employee providing for a specified period of notice of termination or providing for any fixed term of employment, and the employment of each employee of the Company can be terminated by the Company without notice and without liability for any severance or termination pay or other similar payment.

(b)           There are not in existence nor has any proposal been announced or commitment given to promise made to establish any retirement, death or disability benefit scheme for officers or employees (or any dependant of any of them) of the Company nor is the Company under any obligation (whether or not legally binding, established by custom or Approved) to or in respect of Employee (or any dependant of any of them) of the Company with regard to retirement, death or disability benefits pursuant to which the Company is or may become liable to make payments and no pension or retirement or sickness gratuity is currently being paid or has been promised by the Company to or in respect of any present or former officer or employee (or any dependant of any of them) of the Company.

(c)           The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former director, employee or contractor of the Business to severance pay, unemployment compensation, deferral compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person.

4.20         Labor and Employment Matters.

(a)           Schedule 4.20(a) sets forth (i) a list of all Employees (including title and position) and contractors of the Company as of the date hereof, (ii) the compensation and benefits of each such Employee and contractor, (iii) the length of service for each Employee, including date of hire, (iv) the location of employment for each Employee, (v) the gender and citizenship of each Employee, (vi) the holiday entitlements of each Employee, (vii) indication of whether the employee is on any type of leave, including, but not limited to, medical or family leave (viii) dates of birth; (ix) job description; and (x) particulars of remuneration;

(b)           There are not in existence any service agreements with Directors or employees of the Company which cannot be terminated by three months notice or less or (where not recorded in writing) by reasonable notice without giving rise to any claim for damages or compensation (other than the statutory redundancy payment or statutory compensation for unfair dismissals).

(c)           There are no amounts owing to any present or former officers or employees of the Company, other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which this agreement is executed or for reimbursement of business expenses incurred during such month, and none of them is entitled to accrued holiday pay other than in respect of the Company’s current holiday year.

(d)           The Company is not a party or subject to any labor union or collective bargaining agreement in connection with the Company.  There have not been since the Company’s incorporation, and there are not pending or, to Seller’s Knowledge, threatened, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve Employees.  There is no unfair labor practice, charge or complaint pending, unresolved or, to Seller’s Knowledge, threatened before the National Labor Relations Board or Ireland’s equivalent.  No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute in connection with the Company.  The Company is not, and has not since its incorporation, been involved in any labor, industrial or trade dispute or any dispute or negotiation with any trade union or association of trade unions or organizations or body of Employees.  The Company has complied with all recommendations made by Industrial Relations Officers of the Labour Relations Commission, by Equality Officers or by the Labour Court.

(e)           The Company has complied in all material respects with each, and is not in violation in any material respect of (i) any condition of service of its Employees; or (ii) any Applicable Law relating to anti-discrimination and equal employment opportunities in connection with the Company.  The Company has maintained adequate and suitable records regarding the service of each Employee and officer and there have been no violations of any Applicable Law respecting the hiring, hours, wages, minimum notice or holiday entitlements, occupational safety and health, employment, promotion, access to personal retirement savings accounts, termination or benefits of any Employee or other Person in connection with the Company.  The Company has filed all reports, information and notices required under any Applicable Law respecting the hiring, hours, wages, holiday entitlements, occupational safety and health, employment, promotion, termination or benefits of any Employee or other Person in connection with the Company, and will timely file prior to Closing all such reports, information and notices required by any Applicable Law to be given prior to Closing.

(f)            The Company has complied and is in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986 and Ireland’s equivalent.  Schedule 4.20(f) sets forth a true and complete list of all Employees working in Ireland who are not Irish citizens, setting forth a description of the legal status under which each such Employee is permitted to work in Ireland, and indicating which Employees are required to have work permits.  All Employees who are performing services for the Company in Ireland are legally able to work in Ireland and will be able to continue to work for the Company in Ireland following the consummation of the transactions contemplated by this Agreement.  Copies of all work permits required to be listed in Schedule 4.20(f) have been delivered to Buyer.

(g)           The Company has paid or properly accrued in the ordinary course of the Business all wages and compensation due to Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(h)           Schedule 4.20(h) sets out complete particulars of negotiations and of present and former disputes between the Company and Employees and of negotiations and of present and former disputes between such Employees and the Seller.

(i)            The Company is not a party to any Contract which restricts the Company from relocating, closing or terminating any of its operations or facilities or any portion thereof.

 (j)           In regards to employees receiving compensation in U.S. Dollars, the Company has complied and is in compliance with Pay as You Earn (PAYE) and Pay Related Social Insurance (PRSE) requirements.

(k)           No liability has been incurred by the Company for breach of any contract of service or for services or for compensation for wrongful or unfair dismissal or discrimination or for failure to comply with an order for the reinstatement or re-engagement of any employee or for failure to comply with a tribunal or court order relating to an employee or former employee.

(l)            No gratuitous payments have been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

(m)          No Employment Regulation Order affecting the terms of employment of any employees of the Company has been made by the Labour Court under the Industrial Relations Acts, 1946 to 2001 or otherwise.

(n)           Within a period of one year preceding the date of this Agreement, the Company has not given notice of any redundancies to the Minister for Enterprise Trade and Employment, or started consultations with any trade union under Part II of the Protection of Employment Act 1977 or Regulation 8 of the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003.

(o)           The Company neither has introduced nor intends to introduce any short time working scheme or any redundancy scheme or any similar scheme.

4.21         Environmental.

(a)           As used in this Agreement, the following words and terms have the following definitions:

(i)            The term “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or the assertion of any claim with respect to Pre-Closing Environmental Liabilities.

(ii)           The term “Environmental Permit” means any Authorization under Environmental Law and includes any and all Orders issued or entered into by a Governmental Body under Environmental Law.

(iii)          The term “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law.

(iv)          The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

(b)           To Seller’s Knowledge the Company has obtained, and is in compliance with, all necessary permits, licenses, certificates approvals and other authorizations (“Environmental Permits) required for the lawful and safe conduct of the Business.  Each Environmental Permit, together with the name of the Governmental Body issuing such Environmental Permit, is set forth in Schedule 4.21(b).   All such Environmental Permits are valid and in full force and effect and all renewal applications for such Environmental Permits have been timely filed with the appropriate Governmental Body.  None of such Environmental Permits will be terminated or impaired or become terminable as a result of the consummation of the transactions contemplated by this Agreement.  The

Company has been, and is currently, in compliance with all Environmental Laws and the Company has not received notice alleging that the Company is not in such compliance with Environmental Laws, in each case in connection with the Company.

(c)           There are no past, pending or, to Seller’s Knowledge, threatened Environmental Actions against or affecting the Company in connection with the Business, and Seller is not aware of any facts or circumstances which could be expected to form the basis for any such Environmental Action.

(d)           The Company has not entered into or agreed to any Order, and is not subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(e)           No Lien has been attached to, or asserted against, any assets, Real Property or rights pursuant to any Environmental Law, and, to Seller’s Knowledge, no such Lien has been threatened.  To Seller’s Knowledge, there are no facts, circumstances or other conditions that could be expected to give rise to any Liens on or affecting the Real Property under Environmental Law.

(f)            To Seller’s Knowledge no part of the Real Property has been contaminated to any degree (whether by the deposit spillage disposal or leaching of any Hazardous Substance) and at present no part appears nor is there any reason why it should appear on any register or contaminated land maintained by any local authority and as a result of any contamination no part of the Real Property represents a hazard to health or to the environment and would not represent such a hazard were the Real Property developed or otherwise put to use in ways differing from the current operations carried on the Real Property.  There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly owned, operated or leased by the Company.  No Hazardous Substances are present in, on, about or migrating to or front any Real Property that could be expected to give rise to an Environmental Action against the Company.

(g)           The Company has properly disposed of all Hazardous Substances by delivering such substances to a licensed hazardous waste removal contractor and has made all filings required by federal, state or other governmental authorities relating to the storage, use or disposal of Hazardous Substances, including, but not limited to, filings relating to hazardous waste transportation or disposal.

(h)           There are no circumstances which may give rise or have in the past given rise to any liability whether under statute or at common law) in nuisance in respect of the Properties or the operation of the said business and the carrying on of the said business has not interfered in any way with the extraction and use of ground water from aquifers and would not impede such extraction at any time in the future.

(i)            To Seller’s Knowledge there are no aboveground tanks or underground storage tanks on, under or about the Real Property.  Any aboveground or underground tanks previously situated on the Real Property or any other real property currently or formerly owned, operated or leased by the Company have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

(j)            To Seller’s Knowledge there are no polychlorinated biphenyls (“PCBs”) leaking from any article, container or equipment on, under or about the Real Property and there are no such articles, containers or equipment containing PCBs in, at, on, under or within the Real Property.

(k)           To Seller’s Knowledge there is no asbestos containing material or lead based paint containing materials in at, on, under or within the Real Property.

(l)            To Seller’s Knowledge the Company has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

(m)          None of the Real Property is an Environmental Clean-up Site.

(n)           Seller has provided to Buyer true and complete copies of, or access to, all written environmental assessments, materials, reports, data, analyses and compliance audits that have been prepared by or on behalf of Seller with respect to the Real Property or any other real property formerly owned, operated or leased by Seller in connection with the Company.

(o)           Copies of all reports data correspondence investigations surveys and other documents relevant to the application of Environmental Law to the said business and the Real Property (including without limitation environmental audits environmental impact assessments and documents relating to hazardous or other waste) in the Company’s and the Seller’s possession in whatever form or medium have been provided to the Buyer.

4.22         Insurance.

(a)           Schedule 4.22(a)(i) – (ii) sets forth (i) an accurate and complete list of each insurance policy and fidelity bond which covers the Business and the Company (the “Policies”) and (ii) a list of all pending claims and the claims history for the Company during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained).  There are no pending claims under any of such Policies with respect to the Company as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)           Schedule 4.22(b) describes any self-insurance arrangement by or affecting the Company, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.

(c)           All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms.  Such Policies provide adequate insurance coverage for the Business, and are sufficient for compliance with all Applicable Laws and Contracts to which the Company is a party or by which it is bound.

(d)           All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued.  The Company has not received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy with respect to the Business.  The Company and Seller have no Knowledge of any threatened termination of any Policy.

(e) The Company will keep in place all existing policies thought the date of closing.

4.23         Product Warranty.

(a)           There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, shipped or licensed (“Products”), or any services rendered, by the Company, beyond that set forth in the standard conditions of sale or service, copies of which are included in Schedule 4.23.

(b)           Each Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the Company have been in conformity with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products and such Products are not toxic when used in accordance with their intended use. Each Product that has been manufactured, sold, distributed, shipped or licensed prior to Closing contains all, warnings required by Applicable Law and such warnings are in accordance with reasonable industry practice.

(c)           The Interim Balance Sheet reflects adequate reserves (in accordance with Irish GAAP) for product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the Company on or prior to the Interim Balance Sheet Date. The accounting records of the Company will reflect adequate reserves (in accordance with Irish GAAP) for all such claims in connection with

Products manufactured, sold, distributed, shipped or licensed, or services rendered by, the Company on or prior to the Closing.

4.24         Suppliers and Customers.

(a)           Schedule 4.24 sets forth:

(i)            the Company’s 20 largest suppliers;

(ii)           each supplier who constitutes a sole source of supply to the Business; and

(iii)          the Company’s 20 largest customers.

(b)           The relationships of the Business with each supplier and customer required to be listed in Section 4.24 of the Seller Disclosure are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company.  The Seller or Company have not received notice that any such supplier or customer may cancel, terminate or otherwise materially and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

4.25         Solvency.  The Company is not insolvent nor will it be rendered insolvent by any of the transactions contemplated by this Agreement and the Ancillary Agreements. “Insolvent” means, with respect to any Person, that the sum of the debts and other probable Liabilities of such Person exceeds the present fair saleable value of such Person’s assets.

4.26         Brokers or Finders.  Each Seller represents that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements, except whose fees and expenses will be paid by Seller.

4.27         Completeness of Disclosure.  No representation or warranty by Seller in this Agreement, and no statement made by Seller in the Seller Disclosure Schedule, the Ancillary Agreements or any certificate or other document furnished or to be furnished to Buyer pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement and the Ancillary Agreements contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.  Except as specifically set forth in this Agreement or the Seller’s Disclosure Schedule, there are no facts or circumstances of which Seller is aware that have had or could be expected to have, individually or in the aggregate, a material adverse effect on the assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business or the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Article V is true and correct as of the date hereof.

5.1           Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

5.2           Authority and Enforceability.  Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the Ancillary: Agreements to which Buyer is a party will be, duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller constitutes the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

5.3           Litigation.  There is no Action pending or, to the knowledge of Buyer, threatened against, Buyer which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on Buyer.

5.4           Brokers or Finders.  Buyer represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.5.          Investment Representations.  The Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions.

ARTICLE VI

COVENANTS OF BUYER AND SELLER

6.1           Public Announcements.  Neither Buyer nor Seller shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement; provided, however, that Buyer may, without such approval, make such press releases or other public announcement as it believes are required by the New York Stock Exchange or any other securities Laws.

6.2.          Non-Solicitation of Employees.  Each Seller agrees that for a period commencing on the Closing Date and expiring on the second anniversary of the Closing Date, Seller will not, nor will any of his Affiliates, without the written consent of Buyer, directly or indirectly, for his own account or on behalf of any other Person, (i) hire any person who is an officer or employee of the Company or (ii) induce or attempt to induce any such officer or employee of the Company to leave his or her employment with the Company.  Nothing in this paragraph shall prohibit an individual Seller from hiring the other individual Seller(s) as employees for any venture that does not compete with Buyer, Company or the respective Affiliates of each.

6.3.          Non-Solicitation or Interference with Customers and Suppliers.  Each Seller agrees that for the period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date, Seller will not, nor shall any of his Affiliates, without the written consent of Buyer, directly or indirectly, for his own account or on behalf of any other Person, solicit, accept orders from, divert, take away or attempt to take away any of the customers or suppliers of the Company or the business or patronage of any such customers or suppliers or in any way interfere with, disrupt or attempt to disrupt any then existing relationships between the Company, on the one hand, and any of its customers or suppliers or other Persons with whom it deals, on the other.

6.4.          Non-Disclosure and Non-Competition.  Each Seller will enter into a Non-Disclosure and Non-Competition Agreement to be executed and delivered at Closing (“Non-Competition Agreements”).

6.5.          Confidential Information; Non-Disparagement.  The Seller shall not at any time use or Disclose to or for the benefit of any Person other than Buyer and the Company, any information, knowledge or data relating to the business of Buyer or the Company (including, without limitation, information relating to accounts, financial dealings, transactions, recipes, formulae, know-how, distribution methods, intangibles, customer lists, pricing lists, processes, plans, proposals and trade secrets) whether or not marked or otherwise identified as confidential or secret.  The Seller shall not, directly or indirectly, make any statements or take any actions which in any way disparage or which could reasonably be expected to harm the reputation and/or goodwill of Buyer or the Company.

6.6.          Preservation of and Access to Records.  The Buyer shall preserve or cause the Company to preserve all books and records of the Company for a period of six (6) years after the later of Closing Date, or the filing date of any Company tax return due post-closing or any later date of retention required by Applicable Law; provided, however, the Buyer may destroy any part or parts of such records upon obtaining written consent of the Seller for such destruction, which consent may be withheld in the Seller’s absolute discretion.  Such records shall be made available to the Seller and its representatives at all reasonable times during normal business hours of the Company during said retention period with the right at the Seller’s expense to make abstracts from and copies thereof.

6.7.          Acknowledgments.  Each Seller acknowledges that, in view of the nature of the business of the Company and the business objectives of Buyer in entering into this Agreement and the contemplated transactions, the provisions contained in this Agreement are reasonably necessary to protect the legitimate business interests of Buyer and that any violation of such provisions will result in irreparable injury to Buyer and the Company for which damages will not be an adequate remedy.  Each Seller therefore acknowledges that, if any such provisions are violated, Buyer and the Company shall be entitled to preliminary and injunctive relief against each Seller as well as to an equitable accounting of earnings, profits and other benefits arising from such violation, this being in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE 7

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing Date:

7.1.          Tax Returns.

(a)           Seller shall pay all Taxes payable with respect to the Company for all periods ending on or prior to the Closing Date or the portion of a period up to the Closing Date that includes (but does not end on) the Closing Date, including all Taxes (i) imposed on or payable by the Company with respect to any taxable period or portion thereof that ends on or before the Closing Date, (ii) imposed on or payable by the Company under Treas. Reg. §1.1502-6 (or any similar state, local or foreign law) by reason of the Company being included in any consolidated, affiliated, combined or unitary group, and (iii) relating to any payments required to be made after the Closing Date under any Tax indemnity, Tax sharing or Tax allocation agreement (whether or not in writing) entered into prior to the Closing Date.  Seller shall be entitled to any refund of Taxes of the Company with respect to Taxes of the Company for all periods ending on or prior to the Closing Date.

(b)           Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  The costs associated with preparation shall be split equally between Buyer and Seller.  A reasonable time before any such Tax Return is due to be filed, Buyer shall provide a draft to Sellers’ Representative for review.  If Sellers’ Representative disagrees with any item on the return, Buyer and Sellers’ Representative shall confer and seek to reach agreement, and, if they cannot agree, the matter shall be referred to an independent certified public accounting firm jointly selected by Buyer and Sellers’ Representative, and the decision of that firm shall be final and binding on Buyer and Sellers.  The fees and expenses of such independent certified public accounting firm shall be paid by the party whose aggregate estimate of the disputed amount or amounts, as the case may be, differs most greatly from the determination of such independent certified public accounting firm.

(c)           Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request and at the expense of the requesting party) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all reasonable record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests.  The Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.  Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(d)           Except as set forth in Section 3.4(a) herein, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) as a result of the consummation of the transactions contemplated herein shall be paid by Seller when due, and Seller shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

7.2.          Controversies.

(a)           The Buyer shall promptly notify the Seller in writing upon receipt by the Buyer or any Affiliate of the Buyer (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending prior to the Closing Date for which the Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).  The Seller, at its sole expense, shall have the authority to represent the interests of the Company with respect to any Tax Matter before any taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter.  Neither the Buyer nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax

Matter that affects or may affect the Tax Liability of the Seller and the Company of the foregoing for any period ending after the Closing Date, which includes a portion of a period beginning before the Closing Date and ending after the Closing Date (the “Overlap Period”), without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.  The parties hereto shall keep the other fully and timely informed with respect to the commencement, status and nature of any Tax Matter.

(b)           Except as otherwise provided in this Section 7.2, the Buyer shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods; provided, however, that the Buyer shall not, and shall cause its Affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE 8

PERFORMANCE FOLLOWING THE CLOSING DATE

The following covenants and agreements are to be performed after the Closing by the parties and shall continue in effect for the periods respectively indicated or, where no indication is made, until performed:

8.1.          Further Acts and Assurances.  Buyer and Seller shall execute such documents and other instruments, and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, Buyer and Seller shall each use its respective reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements.  From time to time after the Closing, at Buyer’s request, Seller shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require.

8.2           Reserved.

8.3.          Indemnification of Officers and Directors of the Company.

(a)           Indemnification.  After the Closing, the Company will, and the Buyer will cause the Company to:  (i) indemnify, defend and hold harmless the present officers and directors (collectively, the “Director Indemnified Parties” and individually, a “Director Indemnified Party”) in respect of acts or omissions occurring on or prior to the Closing Date to the extent provided under Applicable Law or under the organizational documents of the Company; and (ii) advance expenses as incurred by such officers and directors to the fullest extent permitted under Applicable Law or under the organizational documents of the Company, whichever is greater, in each case as in effect on the date hereof; provided, that such indemnification and advancement of expenses shall be subject to any limitation imposed from time to time under Applicable Law.

(b)           No Claims.  There is not pending, nor, to the Seller’s Knowledge Threatened claims as described in Section 8.3(a) for indemnification by any Director Indemnified Party.

(c)           Insurance Proceeds.  If the Company provides indemnification and/or advancement of expenses as provided for in Section 8.3(a) above, the Company shall be entitled to all of the proceeds of any insurance providing coverage under any policies maintained by the Seller or the Company for such acts or omissions prior to the Closing Date.

(d)           Third Party Beneficiaries.  Notwithstanding any contrary provision set forth in this Agreement or any Ancillary Agreement, the provisions of this Section 8.3 are intended for the benefit of, and shall be directly enforceable by, each of the Director Indemnified Parties, their heirs and personal representatives.

8.4.          Continued Insurance Coverage.  The Buyer will cause the Company to maintain general and product liability insurance policies, reasonable in both scope and amount as determined in its sole discretion, for a period of three (3) years from the Closing Date.

ARTICLE 9

MISCELLANEOUS

9.1.          Notices.  All notices, demands and other communications provided for hereunder shall be in writing and shall be given (i) by personal delivery, (ii) via e-mail or facsimile transmission (receipt confirmed, with follow up transmittal within 48 hours by (iii) or (iv) which follows), (iii) by nationally recognized overnight courier (prepaid), or (iv) by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its and its representative’s address as set forth below or at such other address or in such other manner as may be designated by such party or the respective representative in a written notice to each of the other parties:

If to the Buyer:                                                                Symmetry Medical International Inc.

220 West Market Street

Warsaw, IN 46580

E-Mail:  fred.hite@symmetrymedical.com

Fax No.:  574-267-4551

Attention:  Fred L. Hite, Chief Financial Officer

With a copy to:                                                             Barrett & McNagny LLP

215 East Berry Street

Fort Wayne, IN  46802

E-Mail:  sjt@barrettlaw.com

Phone:  260-423-8812

Fax No.:  260-423-8920

Attention:  Samuel J. Talarico, Jr., Esq.

If to the Seller:                                                                 Christopher W. Huntington

P.O. Box 199

Highland Mills, New York 10930

E-Mail:  Chris@everest-metal.com

Fax No.: 845-369-8947

Phillip Milidantri

11 Northern Trail

Ramsey, New Jersey 07448

E-Mail: milidantri@yahoo.com

Fax No.:  845-369-8947

Levi Citarella

2 Chapel Road

Mahwah, New Jersey 07430

E-Mail:

Fax No.: 845-369-8947

With a copy to:                                                             Huntington Bailey, LLP
312 Kinderkamack Road
Westwood, New Jersey 07675
E-Mail: rrh@huntingtonbailey.com

Phone (201) 666-8282
Fax (201) 666-9625

Attention: Russell R. Huntington, Esq.

9.2.          Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)           To the maximum extent permitted by Applicable Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

9.3           Expenses.  Each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

9.4           Successors and Assigns.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, Buyer may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates, but no such transfer or assignment will relieve Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

9.5           Governing Law.  This Agreement and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Indiana, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Indiana or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Indiana.

9.6           Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of (a) United States District Court of the Northern District of Indiana, Fort Wayne Division, and (b) the Allen County Superior Court for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby.  Each party agrees to commence any such Action either in the United States District Court of the Northern District of Indiana, Fort Wayne Division or if such Action may not be brought in such court for jurisdictional reasons, in the Allen County Superior Court.  Each party further agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth above shall be effective service of process for any Action in both the United States District Court of the Northern District of Indiana, Fort Wayne Division, and the Allen County Superior Court with respect to any matters to which it has submitted to jurisdiction in this Section 9.6.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court of the Northern District of Indiana, Fort Wayne Division, or (ii) the Allen County Superior Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

9.7           Counterparts.  This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be affected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

9.8           Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.9           Entire Agreement.  This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

9.10         Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.11         Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12         Specific Performance.  Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

9.13         Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)           The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)            Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)           The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representatives as of the day, month and year first above written.

SELLER:	BUYER:

SYMMETRY MEDICAL
By:	/s/ Christopher W. Huntington	INTERNATIONAL INC.
CHRISTOPHER W. HUNTINGTON

By:	/s/ Phillip Milidantri	By:	/s/ Fred L. Hite
PHILLIP MILIDANTRI	Name:	Fred L. Hite
Title:	Chief Financial Officer
By:	/s/ Levi Citarella
LEVI CITARELLA

ANNEX “A”

Irish Tax Warranties

1.             Returns

The Company has duly, and within any appropriate time limits, made all returns, to all relevant tax authorities and has maintained all records required to be maintained for tax purposes; all such information was and remains complete and accurate in all material respects and all such returns were and remain complete and accurate in all material respects and were made on a proper basis and do not reveal any transactions which may be the subject of any dispute with any tax authority.  All amounts due on any such returns have been paid.  Seller has delivered copies of all such returns to Buyer.

2.             Disputes, Investigations, Notices

The Company is not and has not been involved in any dispute with any tax authority nor has it been the subject of any investigation, audit or other visit by any tax authority.

To Seller’s Knowledge, in relation to the Company there is no planned investigation, audit or other visit by any tax authority and there are no facts which might cause such an investigation, audit or other visit to be instituted. Neither the Company nor Seller has waived any statute of limitations or otherwise agreed to extend any period for collection in respect of any amount due any tax authority.

A relevant person has not communicated in writing particulars of any offence or offences to the Company under section 1079 of the Taxes Consolidation Act, 1997 (hereinafter referred as the “1997 Act”) or under similar provisions of a relevant jurisdiction.

3.             Penalties, interest

Since the date of incorporation, neither the Company nor any director or officer of the Company (in his capacity as such) has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay to any tax authority, any penalty, fine, surcharge or interest in respect of tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant tax authority, or any failure to pay tax on the due date for payment).

4.                                       Consents, clearances

No transaction in respect of which any formal consent or clearance was required or sought from any tax authority has been entered into or carried out by the Company without such consent or clearance having first been properly obtained and all information supplied to any tax authority or other appropriate authority in connection with the obtaining of any such consent or clearance fully and accurately disclosed.

Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which the consent or clearance was based and at a time when such consent or clearance was valid and effective; and no facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

5.                                       Carry Forward of Losses

There has been no change in the ownership of the Company nor any major change in the nature of conduct of the trade or Business carried on by the Company nor has any other event or series of events occurred before Closing which might cause the disallowance of the carry forward or back of losses.

6.                                       Company Residence

The Company is and has at all times been resident in the country in which it is incorporated for tax purposes and is not and has not been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement).

7.                                       No Tax avoidance

The Company has not committed any act nor made any omission which might constitute an offence under s1078 of the 1997 Act or under similar provisions in a relevant jurisdiction.

The Company has not entered into nor been a party to any schemes or arrangements designed partly or wholly for the purpose of avoiding taxation.  The Company has not been involved in any “tax avoidance transaction” within the meaning of section 811 of the 1997 Act (or any other similar provisions of a relevant jurisdiction) and no provisions of that section (or of the similar provisions in a relevant jurisdiction) apply to the Company in respect of any event (whether or not involving the Company) which took place before Closing or in respect of any series of events (whether or not such events or any of them involve the Company) taking place partly before Closing and partly after Closing.

None of the provisions of Part 33 Chapter 2 of the 1997 Act would apply to any transactions entered into by the Company.

8.                                      Corporation Tax

All corporation tax returns have been properly prepared in accordance with the provisions of the 1997 Act.

All amounts deducted by the Company in arriving at its profits for taxation purposes, and included in its returns made to the Revenue Commissioners, were incurred wholly and exclusively for the purposes of the Company’s trade.

All plant and machinery and industrial buildings in respect of which the Company has claimed capital allowances have satisfied the requirements of the relevant legislation entitling the Company to claim capital allowances thereon and no circumstances have arisen which could result in any such allowance previously made being withdrawn.

Any machinery or plant provided for use for the purposes of the trade of the Company is used wholly and exclusively for the purposes of the trade of the Company.

The provisions of section 317(3) of the 1997 Act do not apply to any expenditure incurred by the Company.

The Company has not made nor received a payment for group relief, which may be liable to be refunded in whole or in part.

The Company has not claimed a tax credit under section 766 or Section 766A of the 1997 Act, in respect of research and development expenditure.

The Company has not paid remuneration to its directors in excess of such amount as will be deductible in computing the taxable profits of the Company.

9.                                       Dividend Withholding Tax (“DWT”)

The Company has complied with all its obligations under Chapter 8A of the 1997 Act.

10.                                 Capital Gains Tax

The Company has not made any claim under section 597 1997 Act.

The Company has not been a party to or involved in any share for share exchange nor any scheme of reconstruction or amalgamation such as are mentioned in sections 583 to 588 or section 615 of the 1997 Act under which shares or debentures have been issued or any transfer of assets effected.

The Company has not entered into any transaction which has, will or may give rise to a charge to tax under the provisions of the 1997 Act relating to companies’ capital gains which have not been included in the Company’s tax returns.

The Company has not entered into any transactions in the nature of mergers, divisions, transfer of assets or exchanges of shares with a company of another member sate as a result of which it could be assessed to tax under Part 21 of the 1997 Act.

The Company has not entered into any transaction as a result of which it could be assessed to tax under Part 22 Chapter 1 or Chapter 2 of the 1997 Act.

There have been no claims under section 538 of the 1997 Act.

No tax liability will arise in the Company under Section 623 1997 Act, as a consequence of the Company ceasing to be part of a group of companies as defined in Section 616 of the 1997 Act.

11.                                 Value added Tax

For the purposes of this Warranty the expression “VAT” means value added tax or any similar sales or turnover tax of any relevant jurisdiction, and “VAT legislation” means any relevant enactments in relation to VAT (including enactments relating to similar sales or turnover taxes in any relevant jurisdiction) and all notices, provisions and conditions made or issued pursuant to same including the terms of any agreement reached with any relevant tax authority, and any concession referred to in the Disclosure Letter.

In relation to the Company:

it is a taxable person for the purposes of the Value Added Tax Act 1972 and is registered for VAT. The Company has filed VAT returns and has accounted for all liabilities in a timely manner and has kept all records required under the VAT Act 1972.

The Company has no outstanding VAT liabilities and the Seller has no Knowledge of the existence of any circumstances that would trigger the need for a voluntary disclosure or result in an additional liability in the event of a Revenue audit.

12.                                 PAYE/Social Welfare

For the purposes of this sub-paragraph, PAYE and social welfare means tax imposed under the relevant legislation or regulations in Ireland or similar enactments or regulations in a relevant jurisdiction.

The Company is not in arrears with its payments or returns required under regulations made under section 986 of the 1997 Act (PAYE regulations) or liable to any abnormal or non-routine payment or any forfeiture or penalty or to the operation of any penal provisions due to non-compliance with the said regulations.

The Company has complied in all respects with Part II, Chapter II of the Social Welfare (Consolidation) Act 1993, Health Contributions Act 1979, Youth Employment Agency Act 1981 and any regulations made under those Acts or under similar enactments of any relevant jurisdiction and has maintained full, complete, correct and up to date records appropriate or requisite for the purposes thereof and has not committed any offence under section 213 or section 214 of the Social Welfare (Consolidation) Act 1993 and has made all notifications required to be made under the Social Welfare (Consolidation) Act 1993 and any other regulations and is not liable to any abnormal or other payment or any forfeiture or penalty or to the operation of any penal provisions due to non-compliance with the said Acts and/or regulations.

The Company has not availed of the Income Tax (Employments) Regulations 1989 (S.I. No. 58 of 1989) whereby an employer may make remittances of PAYE deducted from his employees at longer intervals than the normal monthly remittance basis.

13.                                 Stamp/Capital Duty

For the purposes of this sub-paragraph, stamp duty or capital duty refers to duties imposed under the Stamp Duties Consolidation Act 1999 and similar provisions in a relevant jurisdiction.

All documents in the possession or under the control of the Company which attract stamp duty have been properly stamped.

No relief, exemption or reduction has been obtained from companies’ capital duty or stamp duty which (i) has become liable to forfeiture or (ii) may be forfeited in the future.

Except as set forth in Section 3.4(a) of the Agreement, all capital and/or stamp duty howsoever arising or payable has been paid by the Company and there is no outstanding liability or interest in respect of same.

14.                                 Capital Acquisitions Tax

       The Company has no unsatisfied liability to Capital Acquisitions Tax.

       All returns required to be filed by the Company under the provision of the Capital Acquisitions Tax Consolidation Act, 2003 have been timely and accurately filed by the Company.

       The Company has not entered into or taken any steps the object of which is a transaction which comes within section 90 of the Finance Act 1989.

15.                                 U.S. Real Property Interest.  The Company does not hold and has never held any U.S. real property interest, as such is described in Treas. Reg. § 1.897-2(b)

STOCK PURCHASE AGREEMENT

EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Escrow Agreement
Exhibit B	Indemnification Agreement
Exhibit C	Not Used
Exhibit D	Waiver and Release
Schedules
4.1(c)	Jurisdiction
4.1(d)	Officers & Directors
4.3(a)	Conflicts
4.3(b)	Consents
4.4(a)	Financial Statements: Audited & Interim
4.5	Undisclosed Liabilities
4.8(d)	Taxes
4.8(k)	Irish Taxes
4.10(a)	Business Authorizations
4.11(a)	Personal Property: Liens
4.11(b)	Personal Property: Leases
4.13	Real Property
4.14(b)	Intellectual Property
4.14(c)	In-Bound Licenses
4.14(d)	Out-Bound Licenses
4.14(g)	IP Litigation/Previously Held
4.14(m)	IP Conflict/Consent
4.16(a)(i)	Contracts: Purchases
4.16(a)(ii)	Contracts: Sales
4.16(a)(iii)	Contracts: Requirements
4.16(a)(iv)	Contracts: 6+ Months
4.16(a)(v)	Contracts: Partnership/Joint Venture

4.16(a)(vi)	Contracts: Distribution/Dealer
4.16(a)(vii)	Contracts: Lease
4.16(a)(viii)	Contracts: Personal Property Leases
4.16(a)(ix)	Contracts: Indemnification
4.16(a)(x)	Contracts: Government
4.16(a)(xi)	Contracts: Indebtedness
4.16(a)(xii)	Contracts: Capital Expenditure
4.16(a)(xiii)	Contracts: Non-Competition
4.16(a)(xiv)	Contracts: Licenses
4.16(a)(xv)	Contracts: Acquisition or Disposition
4.16(a)(xvi)	Contracts: Collective Bargaining
4.16(a)(xvii)	Contracts: Employment
4.16(a)(xviii)	Contracts: Other Material
4.17	Capitalization
4.18	Litigation
4.19(a)	Employee Benefits
4.20(a)	Employees & Independent Contractors
4.20(f)	Employee Citizenship
4.20(h)	Worker’s Compensation Claims
4.21(b)	Environmental Permits
4.22(a)(i)	Insurance Policies
4.22(a)(ii)	Insurance Claims
4.22(b)	Self Insurance Arrangements
4.23	Warranties
4.24(a)(i)	Material Suppliers
4.24(a)(ii)	Sole Source Suppliers
4.24(a)(iii)	Material Customers

*All exhibits and schedules have been omitted pursuant to Item 601(b)(2) of regulation S-K, but will be furnished to staff upon request.

Exhibits